EXHIBIT 23.1
INDEPENDENT AUDITORS' CONSENT

President Casinos, Inc.:

We consent to the incorporation by reference in the Registration Statements of President Casinos, Inc.'s "1992 Stock Option Plan" as amended and "1997 Stock Option Plan" of President Casinos, Inc. (the "Company") on Form S-8 of our report dated May 14, 1999, appearing in this Annual Report on Form 10-K of the Company for the year ended February 28, 1999.


/s/ Deloitte & Touche LLP
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Saint Louis, Missouri